EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

July 31, 2019

TD Ameritrade Holding Corporation

6940 Columbia Gateway Dr., Suite 200

Columbia, MD 21064

Re:	Registration Statement on Form S-8 for the TD Ameritrade Holding Corporation Executive Deferred Compensation Program

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of an aggregate of $25,000,000 of deferred compensation obligations (the “Obligations”) of TD Ameritrade Holding Corporation (the “Company”) pursuant to the TD Ameritrade Holding Corporation Executive Deferred Compensation Program (the “Plan”).

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the $25,000,000 of Obligations to be issued by the Company pursuant to the Plan after the filing of the Registration Statement will be binding obligations of the Company, and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati